EXHIBIT 1.3

SHARE EXCHANGE AGREEMENT

By and Among

SHARING SERVICES, INC.

MEDICAL  SMART CARE, LLC

and

EQUITY-HOLDER

 OF

MEDICAL SMART CARE, LLC

Dated as of October 4, 2017

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 4th    day of October, 2017, by and among SHARING SERVICES, INC., a Nevada corporation (the “Company”), MEDICAL SMART CARE, LLC., a Texas limited liability company (“MSC”), and WEST A. BENSON (the “Equity-Holder”), collectively with the Company and MSC, the “Parties” and each, a “Party”), upon the following premises:

RECITALS:

WHEREAS, the Equity-Holder is the only stockholder of MSC and owns One hundred percent (100%) of the issued and outstanding member shares of MSC; and

WHEREAS, the Company desires to acquire from the Equity-Holder Forty percent (40%) of the issued and outstanding member shares of MSC in exchange for One Million (1,000,000) newly-issued shares of the Company’s Series A Preferred stock, par value $0.0001 per share (“Company Series A Preferred Stock”); such transaction being referred to herein as the “Exchange”; and

WHEREAS, the Parties intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF MSC

As an inducement to, and to obtain the reliance of the Company, except as set forth in those schedules prepared by MSC which are attached and made a part hereto (the “MSC Schedules”), MSC hereby represents and warrants as of October 4, 2017 (the “Closing Date”) as follows:

Section I.1

Organization

. MSC is a limited liability company duly organized on December 20, 2012, validly existing, and in good standing under the laws of the State of Texas and has the power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Set forth as Annex A are complete and correct copies of the Articles of Formation of MSC in effect on the date hereof (together, the “MSC Charter”).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the MSC Charter.  MSC has taken all actions required by law, from its MSC Charter, or otherwise to authorize the execution and delivery of this Agreement.  MSC has full power, authority, and legal right and has taken all action required by law, the MSC Charter, and otherwise to consummate the transactions herein contemplated.

Section I.2

Capitalization

.  The capitalization of MSC consists of One Hundred Member Shares.  There are One Hundred Member Share issued and outstanding (the “MSC Shares”).  The Equity-Holder owns one hundred percent (100%) of the MSC Shares.

Section I.3

Subsidiaries

.  MSC does not own any subsidiaries.

Section I.4

Options or Warrants

.  There are no existing options, warrants, calls, or commitments of any character relating to the MSC Shares.

Section I.5

Absence of Certain Changes or Events

Since July 1, 2017:

(a)

there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of MSC, including, but limited to, retaining any new employees or hiring any contract personnel with the written consent of the Company or expending any cash on capital purchases, bonuses or other expenses out of the ordinary course of business without prior written consent of the Company;

(b)

MSC has not (i) amended its Articles of Organization or Operating Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to equity-holders or purchased or redeemed, or agreed to purchase or redeem, any of the MSC Shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its managers, officers, directors, or employees;

(c)

MSC has not (i) granted or agreed to grant any options, warrants or other rights for its membership interests, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any membership interests, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement; and

(d)

There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of MSC after reasonable investigation, threatened by or against MSC or affecting MSC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. MSC does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section I.6

Contracts

All contracts, agreements, franchises, license agreements, and other commitments to which MSC is a party or by which its properties are bound and which are material to the operations of MSC taken as a whole are valid and enforceable by MSC in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

Section I.7

No Conflict with Other Instruments

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement, or instrument to which MSC is a party or to which any of its assets, properties or operations are subject.

Section I.8

Compliance with Laws and Regulations

To the best of its knowledge, MSC has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of MSC or except to the extent that noncompliance would not result in the occurrence of any material liability for MSC.

Section I.9

Approval of Agreement

The Managing Member of MSC and the Equity-Holder have unanimously authorized the execution and delivery of this Agreement by MSC and have approved this Agreement and the transactions contemplated hereby.

Section I.10

Valid Obligation

This Agreement and all agreements and other documents executed by MSC in connection herewith constitute the valid and binding obligation of MSC, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section I.11

Information

.  The information concerning MSC set forth in this Agreement and in the MSC Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section I.12

Financial Statements

.  If required, MSC’s financial statements shall be prepared in a timely and proper manner in accordance with Regulation S-X promulgated by the United States Securities and Exchange Commission (the “Commission”).

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of MSC and the Equity-Holder, except as set forth in those schedules prepared by the Company which are attached and made a part hereto (the “Company Schedules”), the Company represents and warrants, as of the Closing Date, as follows:

Section II.1

Organization

.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Set forth as Annex B are complete and correct copies of the Articles of Incorporation of the Company and Certificates of Designations as in effect on the Closing Date (together, the “Company Charter”).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company Charter.  The Company has taken all action required by law, the Company Charter or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, the Company Charter or otherwise to consummate the transactions herein contemplated.

Section II.2

Capitalization

. SHRV’s authorized capitalization consists of (i) Five Hundred Million (500,000,000) shares of SHRV Common Stock, of which Fifty-four Million Eight Hundred Sixty Thousand (54,860,000) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange; (ii) Ten Million (10,000,000) shares of SHRV Common Class B Stock, of which Ten Million (10,000,000) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange; (iii) One Hundred Million (100,000,000) shares of SHRV Series A Preferred Stock, of which Eighty-one Million Six Hundred Ninety-four Thousand Five Hundred Forty (6,694,540) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange; (iv) Ten Million (10,000,000) shares of SHRV Series B Preferred Stock, of which Ten Million (10,000,000) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange; and (v) Ten Million (10,000,000) shares of SHRV Series C Preferred Stock, of which One Million Nine Hundred Fifty Thousand (1,950,000) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange.

Section II.3

Subsidiaries

. The Company has no subsidiaries, except for Total Travel Media, Inc., a wholly owned subsidiary which was acquired on May 23, 2017 and Four Oceans Holdings, Inc.  a wholly owned subsidiary which was acquired on September 29, 2017.

Section II.4

Options or Warrants

.  There are no existing options, warrants, calls, or other commitments of any character relating to the authorized and unissued shares of the Company Capital Stock, except as in connection with (i) the Exchange and (ii) three other transaction which are expected to close simultaneously  with the Exchange and will cause the issuance of an aggregate of 5,500,000 shares of the Company’s Series A Preferred Stock to be issued.

Section II.5

Absence of Certain Changes or Events

.  Since July 1, 2017:

(a)

The Company has not (i) amended the Company Charter except as pursuant to the transactions in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to the Equity-Holder or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(b)

The Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof, except that shares of its Common Class B stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock may be converted into shares of Common Stock, as provided for in the Company Charter documents; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

Section II.6

Litigation and Proceedings

.  There are no actions, suits, proceedings or investigations pending or threatened by or against the Company, or its subsidiaries, or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section II.7

No Conflict with Other Instruments

. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section II.8

Compliance with Laws and Regulations

. The Company has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section II.9

Approval of Agreement

. The board of directors of the Company have authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section II.10

Valid Obligation

.  This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section II.11

Information

.  The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III

PLAN OF EXCHANGE

Section III.1

The Exchange

.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Equity-Holder, by executing this Agreement, shall assign, transfer and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the MSC Shares, constituting Forty percent (40%) of the MSC Member Shares.  In exchange for the transfer of the MSC Shares by the Equity-Holder, the Company shall issue certificates evidencing an aggregate amount of One Million (1,000,000) shares of the Company Series A Preferred Stock to the Equity-Holder, such shares to be issued as follows:  (i) Two Hundred Fifty Thousand (250,000) shares issuable within five (5) days of the Closing Date; (ii) Two Hundred Fifty Thousand (250,000) issuable on or before December 31, 2017; (iii) Two Hundred Fifty Thousand (250,000) issuable on or before April 30, 2018; and (iv) Two Hundred Fifty Thousand (250,000) issuable on or before August 31, 2018.

Section III.2

Closing Events

.  On the Closing Date, the Company, MSC and the Equity-Holder shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section III.3

Plan of Exchange

.  The Parties to this Agreement agree that this Agreement shall constitute a plan of exchange.

Section III.4

Termination

.  This Agreement may be terminated by either of MSC or the Company if the other Party has failed to meet the conditions precedent set forth in Articles V and VI herein.  If this Agreement is terminated pursuant to this Section III.4, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

ARTICLE IV

SPECIAL COVENANTS

Section IV.1

Access to Properties and Records

.  The Company and MSC will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company or MSC, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or MSC, as the case may be, as the other shall from time to time reasonably request.

Section IV.2

Delivery of Books and Records

.  On or prior to Closing Date, MSC shall deliver to the Company copies of the corporate minute books, books of account, contracts, records, and all other books or documents of MSC now in the possession of MSC or its representatives as requested the Company.

Section IV.3

Third Party Consents and Certificates

.  The Company and MSC hereby agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section IV.4

The Acquisition of Company Series A Preferred Stock

. The Company and MSC acknowledge and agree that the consummation of this Agreement including the issuance of shares of Company Series A Preferred Stock in exchange for the MSC Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act of 1933 and applicable state statutes.  The Company and MSC agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)

In connection with the transactions contemplated by this Agreement, the Company and MSC shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the States where the Equity-Holder is domiciled or are otherwise required to file such notices, applications, reports or other instruments unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such Parties to be appropriate.

(b)

In order to more fully document reliance on the exemptions as provided herein, MSC, the Equity-Holder and the Company shall execute and deliver to the other, at or prior to the Closing Date, such further letters of representation, acknowledgment, suitability, or the like as MSC, the Equity-Holder or the Company and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)

The Equity-Holder acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various Parties.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section V.1

Accuracy of Representations and Performance of Covenants

.  The representations and warranties made by MSC and the Equity-Holder in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  MSC shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by MSC prior to or on the Closing Date.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of MSC and dated the Closing Date, to the foregoing effect.

Section V.2

Litigation Certificate

.  The Company shall have been furnished with certificates dated as of the  Closing Date and signed by a duly authorized officer of MSC to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of MSC threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the MSC Schedules, by or against MSC, which might result in any material adverse change in any of the assets, properties, business, or operations of MSC.

Section V.3

Approval by Equity-Holder

.  The Exchange shall have been approved, and appropriate transfer documents effecting the transfer of the MSC Shares delivered in accordance with Section III.1, by the holders of not less than one hundred percent (100%) of the issued and outstanding Member Shares of MSC, including all voting power, of MSC.

Section V.4

No Governmental Prohibition

. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section V.5

Consents

.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of MSC after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF MSC AND THE
EQUITY-HOLDER

The obligations of MSC and the Equity-Holder under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section VI.1

Accuracy of Representations and

      Performance of Covenants

. The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  The Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company.  Prior to or on the Closing Date, the Company shall furnish to MSC a certificate signed by a duly authorized officer of the Company and dated as of the Closing Date, to the foregoing effect.

Section VI.2

Litigation Certificate

. MSC shall have been furnished with certificates dated as of  the Closing Date and signed by duly authorized executive officers of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section VI.3

No Governmental Prohibition

. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section VI.4

Consents

. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII

OTHER PROVISIONS

[RESERVED]

ARTICLE VIII

MISCELLANEOUS

Section VIII.1

Governing Law; Jurisdiction; Venue

.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of Nevada.  Venue for all matters shall be in Dallas County, Texas, without giving effect to principles of conflicts of law thereunder.  Each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in Dallas, Texas.  By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section VIII.2

Notices

.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

Sharing Services, Inc.

333 City Blvd. West, 17th Floor

Orange, CA 92868

If to MSC, to:

Medical Smart Care, LLC

8155 State Highway 110 N

Tyler, TX 75704

If to the Equity

Holder, to:

West A. Benson

c/o Medical Smart Care, LLC

8155 State Highway 110 N

Tyler, TX 75704

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section VIII.3

Attorney’s Fees

In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section VIII.4

Confidentiality

Each Party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each Party shall return to the other Parties all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section VIII.5

Public Announcements and Filings

Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third-party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section VIII.6

Recitals

The Recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section VIII.7

Expenses

Subject to Section VIII.3 above, whether or not the Exchange is consummated, each of the Company, the Equity-Holder and MSC will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section VIII.8

Survival; Termination

The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one (1) year.

Section VIII.9 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

        Section VIII.10 Amendment or Waiver

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  This Agreement may by amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

     Section VIII.11 Best Efforts

Subject to the terms and conditions herein provided, each Party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each Party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

     Section VIII.12 Entire Agreement

This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

[Signatures on Following Page]

IN WITNESS WHEREOF, the corporate Parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

SHARING SERVICES, INC.

By:

/s/ Jordan Brock

Name: Jordan Brock

Title: President/CEO

MEDICAL SMART CARE, LLC

By:    /s/ West A Benson

Name:  West A. Benson

Title:     Managing Member

/s/ West A Benson

West A. Benson

“Equity-Holder”

ANNEX A

ARTICLES OF FORMATION OF MSC

ANNEX B

ARTICLES OF INCORPORATION OF THE COMPANY